Exhibit 99.1
D-Wave Reports Third Quarter 2026 Results
Third Quarter Revenue Up 21% Year Over Year
Remaining Performance Obligations of $38.3 Million Up 1,221% Year Over Year
PALO ALTO, Calif. – November 10, 2026 – D-Wave Quantum Inc. (NASDAQ: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company, providing both annealing and gate-model systems, software, and services, today announced financial results for its third quarter ended September 30, 2026.
“From Seoul to Como to Washington, we are seeing growing interest in D-Wave’s differentiated dual-platform approach and a determination to put our quantum computing technology to work today,” said Dr. Alan Baratz, CEO of D-Wave. “Our triple-digit increase in year-to-date bookings and robust pipeline reinforce our confidence in the opportunity ahead. We are expanding our commercial reach and executing on both our annealing and gate-model roadmaps with a clear objective: to lead this industry in technical and scientific innovation, measurable customer value and growth.”
Recent Business and Technical Highlights
•Revenue for the third quarter of 2026 was $4.5 million, up 21% year over year.
•Bookings for the first nine months of 2026 were $37.4 million, a 611% year over year increase.
•Executed a definitive agreement with the U.S. Department of Commerce, following the previously announced letter of intent, providing D-Wave with access to up to $100 million of U.S. CHIPS and Science Act funding, in installments upon satisfying specified milestones and conditions. The funding is intended to support development of D-Wave’s next-generation quantum computers, including a 100,000-qubit annealing quantum computer targeting greater performance across optimization, materials simulation, blockchain and artificial intelligence. It is also intended to support development of a 10,000-qubit gate-model quantum computer designed to enable 100 logical qubits capable of reliably executing more than one million operations, enabling applications in areas such as quantum chemistry and quantum AI.
•Announced that NTT DOCOMO, Japan’s largest mobile operator, deployed its second production application powered by D-Wave’s hybrid quantum technology. The application optimized tracking area lists across multiple network areas, reducing daily peak location registration signals by 65.3% and paging signals by 7.0%, lowering network signaling load and improving operational efficiency. In a representative problem spanning 333 base stations, it completed optimization in approximately five minutes, with results incorporated into DOCOMO’s network planning and day-to-day operations.
•Delivered Italy’s first annealing quantum computer, a 4,400+ qubit Advantage2™ system, for installation at Villa Saporiti in Como, Italy. Funded by Swiss Quantum Technology SA, the system will give European researchers, universities and businesses access to production-grade annealing quantum computing technology once installed, supporting Q-Alliance’s efforts to accelerate application development, build quantum workforce skills, and advance commercial adoption.
•Launched the gate-model quantum computing simulator beta program, advancing error-aware programming capabilities and marking an important milestone in D-Wave’s gate-model development roadmap. Built around D-Wave’s dual-rail superconducting gate-model technology, the simulator enables beta participants to experiment with error-aware programming and develop quantum applications in preparation for the Company’s forthcoming gate-model systems. The underlying technology is designed to harness error detection to deliver efficient quantum error correction with significantly lower hardware overhead as systems scale. Beta participants include BBVA, FirstQFM, Florida Atlantic University and the Jülich Supercomputing Centre.
•Extended D-Wave’s longstanding partnership with SkyWater through a multi-year agreement for specialized semiconductor process development and manufacturing to support D-Wave’s quantum technology roadmap. Also completed a successful proof-of-technology project using D-Wave’s annealing quantum computing technology to optimize maintenance scheduling at SkyWater’s fab, reducing lot delays by up to 30% and improving factory throughput. The project will advance to a proof-of-concept incorporating resource availability, technician constraints, and additional fab-specific operational constraints.
•Formed a strategic partnership with CGI, one of the world’s largest independent IT and business consulting services firms. CGI plans to integrate D-Wave’s quantum computing platforms into its advanced technology services portfolio to help clients develop and deploy quantum and hybrid-quantum applications across industries, including logistics, transportation and retail.
•Signed a memorandum of understanding with LG CNS, a leading AI transformation company in South Korea, to advance the adoption of quantum computing for enterprise optimization in South Korea and beyond. The collaboration will focus on applying D-Wave’s annealing quantum computing technology to complex optimization challenges, with the goal of moving applications from proof-of-concept into production.
•Recognized as a Market Shaper in the Gartner® Emerging Market Quadrant for Quantum Computing - Established Vendors as of November 2026, and was among six quantum computing vendors in the upper right quadrant.*
•Strengthened D-Wave’s board expertise with the appointments of Bernard Gavgani and Kevan Krysler to the Board of Directors. Mr. Gavgani, former Group Chief Information Officer of BNP Paribas, joined the Cybersecurity Committee, bringing deep expertise in enterprise technology strategy. Mr. Krysler, a veteran technology finance executive, joined the Audit Committee, bringing extensive experience in public company financial reporting, corporate growth strategy, and risk management.

*Gartner does not endorse any company, vendor, product or service depicted in its publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner publications consist of the opinions of Gartner’s business and technology insights organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this publication, including any warranties of merchantability or fitness for a particular purpose.
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Third Quarter 2026 Financial Highlights
•Revenue: Revenue was $4.5 million, up 21% from the third quarter of 2025. Professional services revenue increased by $1.5 million, and quantum computing as a service (“QCaaS”) revenue increased by $0.8 million, partially offset by a decrease in system sales revenue of $1.5 million.
•Bookings1: Bookings were $1.9 million, a year over year decrease of approximately $0.4 million, or 19%. Bookings in any single quarter can vary significantly based on the timing of larger transactions. Bookings for the nine months ended September 30, 2026 were $37.4 million, an increase of $32.1 million, or 611%, from the nine months ended September 30, 2025.
•Remaining Performance Obligations (RPO)2: As of September 30, 2026, RPO totaled $38.3 million, an increase of 1,221%, from the $2.9 million as of September 30, 2025. Approximately 59% of the September 30, 2026 RPO balance is expected to be recognized as revenue within the following 12 months, and approximately 71% is expected to be recognized as revenue within the following 24 months.
•Customers: Recognized revenue from more than 100 customers, 48% of which were commercial enterprises.
•GAAP Gross Profit and Gross Margin: GAAP gross profit was $2.4 million, a year over year decrease of $0.3 million, or 11%. GAAP gross margin was 52.9%, a year over year decrease of 18.5%. The decrease in gross profit and gross margin was due primarily to a revenue mix with a higher proportion of professional services revenue that carries a lower margin, as well as an increase in non-cash stock-based compensation of $0.2 million.
•Non-GAAP Gross Profit and Gross Margin3: Non-GAAP Gross Profit was $2.9 million, essentially flat year over year. Non-GAAP Gross Margin was 63.6%, a year over year decrease of 14.1%, with the decrease due primarily to a revenue mix with a higher proportion of professional services revenue that carries a lower margin.
•GAAP Operating Expenses: GAAP operating expenses were $55.9 million, a year over year increase of $25.5 million, or 84%. The increase was driven primarily by increases of $12.3 million in personnel costs, $4.1 million in non-cash stock-based compensation, $4.6 million in non-cash depreciation and amortization, $1.1 million in third party professional services, and $1.1 million in marketing expenses.
•Non-GAAP Adjusted Operating Expenses3: Non-GAAP Adjusted Operating Expenses were $40.5 million, a year over year increase of $17.0 million, or 72%.
•Net Loss: Net loss was $48.2 million, or $0.13 per share, a year over year decrease of $91.8 million, or $0.28 per share. The decrease was primarily due to a $121.9 million decrease in the amount of non-cash, non-operating charges related to the remeasurement of the Company's warrant liability. All of the Company's remaining publicly traded warrants were redeemed in November 2025.
•Adjusted EBITDA Loss3: Adjusted EBITDA Loss was $37.7 million, a year over year increase of $17.0 million, or 83%, with the increase due primarily to increased operating expenses to support the Company’s accelerated product development and go-to-market initiatives.
•Balance Sheet and Liquidity: As of September 30, 2026, consolidated cash and marketable investment securities totaled $503.4 million. During the third quarter of 2026, the Company executed a definitive agreement with the U.S. Department of Commerce, providing it with access to up to $100.0 million of U.S. CHIPS and Science Act funding, subject to the achievement of specified milestones.

______________________
1“Bookings” is an operating metric that is defined as customer orders received that are expected to generate net revenues in the future. Year-to-date 2026 Bookings includes $2.3 million in Quantum Circuits bookings that were closed immediately prior to the completion of the acquisition of Quantum Circuits in January 2026. We present the operating metric of Bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our potential performance in future periods.
2Revenue allocated to remaining performance obligations represents the transaction price of non-cancellable orders for which service has not been performed, which include deferred revenue and the amounts that will be invoiced and recognized as revenues in future periods from open contracts and excludes unexercised renewals.
3"Non-GAAP Gross Profit", "Non-GAAP Gross Margin", "Non-GAAP Adjusted Operating Expenses" and "Adjusted EBITDA Loss" are non-GAAP financial measures. Please see the discussion in the section “Non-GAAP Financial Measures” and the reconciliations included at the end of this press release.

Earnings Conference Call
In conjunction with this announcement, D-Wave will host a conference call on Tuesday, November 10, 2026, at 8:00 a.m. (Eastern Time), to discuss the Company’s financial results and business outlook. The call will be available live via webcast and participants can click this link to access the webcast. A replay of the webcast will be available for one year, and a transcript of the conference call will be posted on the D-Wave Investor Relations website after the call. Participating in the call will be Chief Executive Officer Dr. Alan Baratz and Acting Chief Financial Officer Greg Golkov.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how D-Wave is shaping the quantum-driven industrial and societal advancements of tomorrow: ir.dwavequantum.com.
Non-GAAP Financial Measures
To supplement the financial information presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. Each of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Adjusted Operating Expenses, and Adjusted EBITDA Loss is a financial measure that is not required by or presented in accordance with GAAP. Management believes that each measure provides investors an additional meaningful method to evaluate certain aspects of such results period over period. The Company defines each of its non-GAAP financial measures as follows:
•Non-GAAP Gross Profit is defined as GAAP gross profit without the effect of depreciation and amortization expense and non-cash stock-based compensation expense. We use Non-GAAP Gross Profit to measure, understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans.
•Non-GAAP Gross Margin is defined as GAAP gross margin adjusted to exclude depreciation and amortization expense and non-cash stock-based compensation expense. We use Non-GAAP Gross Margin to measure, understand and evaluate our core business performance.
•Non-GAAP Adjusted Operating Expenses is defined as operating expenses before depreciation and amortization expense, non-operating or non-recurring expenses and non-cash stock-based compensation expense. We use Non-GAAP Adjusted Operating Expenses to measure our operating expenses, excluding items we do not believe directly reflect our core operations.
•Adjusted EBITDA Loss is defined as net loss before interest income, tax provision, interest expense, depreciation and amortization expense, stock-based compensation, remeasurements of liability-classified warrants, gain on marketable equity securities and other non-operating or non-recurring income and expenses. We use Adjusted EBITDA Loss to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations.
The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and our presentation of non-GAAP measures may be different from non-GAAP measures used by other companies. For a reconciliation of each of Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Adjusted Operating Expenses and Adjusted EBITDA Loss to its most directly comparable GAAP measure, please refer to the reconciliations below.
Forward Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to help customers realize value from quantum computing, development of annealing and gate-model systems, enterprise-scale adoption of quantum computing, our development and commercialization plans, dual-platform roadmap and milestones, access to, anticipated use of, and ability to realize the anticipated benefits of the U.S. CHIPS and Science Act funding from the U.S. Department of Commerce, expectations regarding our quantum computing simulator, and plans for an error-corrected gate-model quantum computer, among others. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Contacts
Investor Contact:
ir@dwavesys.com
Media Contact:
media@dwavesys.com

D-Wave Quantum Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(In thousands, except share and per share data)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$279,366	$635,347
Marketable investment securities	223,990	249,134
Trade accounts receivable, net	3,543	1,587
Inventories	6,375	2,776
Prepaid expenses and other current assets	11,196	7,388
Total current assets	524,470	896,232
Property and equipment, net	27,077	7,841
Operating lease right-of-use assets	13,539	6,518
Intangible assets, net	208,422	915
Goodwill	342,588	—
Other non-current assets, net	7,148	4,307
Total assets	$1,123,244	$915,813

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$2,240	$950
Accrued expenses and other current liabilities	18,261	15,838
Current portion of operating lease liabilities	1,451	1,448
Loans payable, net, current	1,946	134
Deferred revenue, current	6,404	2,778
Total current liabilities	30,302	21,148
Operating lease liabilities, net of current portion	13,409	6,050
Loans payable, net, non-current	40,073	35,825
Deferred revenue, non-current	2,188	560
Total liabilities	$85,972	$63,583

Stockholders' equity:
Common stock	38	35
Additional paid-in capital	2,242,897	1,843,218
Uncollected equity issuance proceeds	(100,000)	—
Accumulated deficit	(1,096,584)	(982,002)
Accumulated other comprehensive loss	(9,079)	(9,021)
Total stockholders' equity	1,037,272	852,230
Total liabilities and stockholders’ equity	$1,123,244	$915,813

D-Wave Quantum Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenue	$4,513	$3,739	$10,447	$21,835
Cost of revenue	2,127	1,070	4,539	3,313
Total gross profit	2,386	2,669	5,908	18,522
Operating expenses:
Research and development	31,543	14,075	85,575	37,057
General and administrative	13,100	9,383	48,763	26,491
Sales and marketing	11,225	6,947	33,057	20,503
Total operating expenses	55,868	30,405	167,395	84,051
Loss from operations	(53,482)	(27,736)	(161,487)	(65,529)
Other income (expense), net:
Interest income	4,864	8,581	15,677	15,991
Interest expense	(350)	(201)	(864)	(633)
Gain on investment in marketable securities, net	882	850	2,762	850
Change in fair value of warrant liabilities	—	(121,859)	—	(259,964)
Other income (expense), net	(179)	379	818	(3,451)
Total other income (expense), net	5,217	(112,250)	18,393	(247,207)
Loss before income taxes	(48,265)	(139,986)	(143,094)	(312,736)
Income tax benefit (provision), net	68	—	28,512	—
Net loss	$(48,197)	$(139,986)	$(114,582)	$(312,736)
Net loss per share, basic and diluted	$(0.13)	$(0.41)	$(0.31)	$(1.01)
Weighted-average shares used in computing net loss per share, basic and diluted	374,112,327	342,204,831	370,832,873	310,509,005

D-Wave Quantum Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
Cash flows from operating activities:
Net loss	$(114,582)	$(312,736)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	13,484	1,083
Deferred income taxes	(28,365)	—
Stock-based compensation	29,800	17,119
Amortization of operating right-of-use assets	1,089	545
Provision for excess and obsolete inventory	(142)	22
Non-cash interest income	416	—
Non-cash interest expense	725	587
Change in fair value of warrant liabilities	—	259,964
Gain on marketable equity securities	(2,762)	(850)
Unrealized foreign exchange loss (gain)	(1,649)	1,275
Other noncash items	—	267
Change in operating assets and liabilities:
Trade accounts receivable	(1,947)	(539)
Inventories	(7,151)	(1,430)
Prepaid expenses and other current assets	(2,944)	(2,683)
Trade accounts payable	(579)	203
Accrued expenses and other current liabilities	1,260	607
Deferred revenue	5,254	(15,338)
Operating lease liability	(462)	(546)
Other non-current assets, net	(470)	(1,160)
Net cash used in operating activities	(109,025)	(53,610)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(252,821)	—
Purchase of property and equipment	(12,957)	(2,203)
Purchases of marketable debt securities	(222,692)	—
Maturities of marketable debt securities	247,225	—
Proceeds from recovery of previously written-off convertible note	—	959
Expenditures for internal-use software	(649)	(323)
Net cash used in investing activities	(241,894)	(1,567)
Cash flows from financing activities:
Proceeds from the issuance of common stock pursuant to the Lincoln Park Purchase Agreement	—	37,787
Proceeds from the issuance of common stock in at-the-market offerings, net of issuance costs	—	536,741
Proceeds from issuance of common stock upon exercise of warrants	—	139,185
Proceeds from the issuance of common stock upon exercise of stock options	1,778	8,227
Proceeds from common stock issued under the Employee Stock Purchase Plan	724	291
Payment of tax withheld pursuant to stock-based compensation settlements	(14,090)	(9,986)
Repayments of debt	(95)	(365)
Proceeds from equipment financing	7,064	412
Payments for debt issuance costs	(50)	(248)
Payments of equity issuance costs	(530)	—
Net cash provided by (used in) financing activities	(5,199)	712,044
Effect of exchange rate changes on cash and cash equivalents	137	1,384
Net increase (decrease) in cash and cash equivalents	(355,981)	658,251
Cash and cash equivalents at beginning of period	635,347	177,980
Cash and cash equivalents at end of period	$279,366	$836,231

D-Wave Quantum Inc.
Reconciliation of Gross Profit to Non-GAAP Gross Profit
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Gross Profit	$2,386	$2,669	$5,908	$18,522
Gross Margin	52.9%	71.4%	56.6%	84.8%
Excluding:
Depreciation and Amortization (1)	35	14	65	56
Stock-based compensation (2)	450	221	913	594
Non-GAAP Gross Profit	$2,871	$2,904	$6,886	$19,172
Non-GAAP Gross Margin	63.6%	77.7%	65.9%	87.8%
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in Cost of Revenue only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Operating Expenses.
(2)Stock-based compensation reflects the stock-based compensation recorded in Cost of Revenue only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash Flows that also includes stock-based compensation recorded in Operating Expenses.
D-Wave Quantum Inc.
Reconciliation of Operating Expenses to Non-GAAP Adjusted Operating Expenses
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Operating expenses	$55,868	$30,405	$167,395	$84,051
Excluding:
Depreciation and Amortization (1)	(4,911)	(356)	(13,419)	(1,027)
Stock-based compensation (2)	(10,219)	(6,233)	(28,887)	(16,525)
Other non-operating or non-recurring expenses (3)	(207)	(297)	(10,658)	(601)
Non-GAAP Adjusted Operating Expenses	$40,531	$23,519	$114,431	$65,898
(1)Depreciation and Amortization reflects the Depreciation and Amortization recorded in the Operating Expenses only, which differs from the total Depreciation and Amortization set forth in the Condensed Consolidated Statement of Cash Flows that also includes Depreciation and Amortization recorded in Cost of Revenue.
(2)Stock-based compensation reflects the stock-based compensation recorded in Operating Expenses only, which differs from the total stock-based compensation set forth in the Condensed Consolidated Statement of Cash Flows that also includes stock-based compensation recorded in Cost of Revenue.
(3)Includes non-recurring costs related to the Quantum Circuits acquisition, as well as legal, consulting, and accounting fees associated with capital markets activities unrelated to the Company’s core operations, and other non-recurring professional fees and credit loss expenses and recoveries.

D-Wave Quantum Inc.
Reconciliation of Net Loss to Adjusted EBITDA Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of U.S. dollars)	2026	2025	2026	2025
Net loss	$(48,197)	$(139,986)	$(114,582)	$(312,736)
Excluding:
Depreciation and Amortization	4,946	370	13,484	1,083
Income tax benefit (provision), net	(68)	—	(28,512)	—
Stock-based compensation	10,669	6,454	29,800	17,119
Interest income	(4,864)	(8,581)	(15,677)	(15,991)
Interest expense (1)	350	201	864	633
Change in fair value of warrant liabilities	—	121,859	—	259,964
Gain on marketable equity securities	(882)	(850)	(2,762)	(850)
Other (income) expense, net (2)	179	(379)	(818)	3,451
Other non-operating or non-recurring items (3)	207	297	10,658	601
Adjusted EBITDA Loss	$(37,660)	$(20,615)	$(107,545)	$(46,726)

(1)Interest expense primarily reflects the interest associated with the Equipment Financing Agreement entered into on August 1, 2025, and interest and adjustments to accrued interest on the SIF Loan.
(2)Other income (expense), net consists primarily of foreign exchange gains and losses.
(3)Includes non-recurring costs related to the Quantum Circuits acquisition, as well as legal, consulting, and accounting fees associated with capital markets activities unrelated to the Company’s core operations, and other non-recurring professional fees and credit loss expenses and recoveries.